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                         CONSENT OF GRANT THORNTON LLP

                                                                    EXHIBIT 23.1

We have issued our report dated January 17, 1998 (except for Note K, as to which
the date is        , 1998), accompanying the consolidated financial statements of FCG Enterprises, Inc. and subsidiaries (d.b.a. First Consulting Group) contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the captions "Experts" and "Selected Consolidated Financial Data".

Los Angeles, California
         , 1998

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The above consent is in the form that will be signed upon completion of the
4-for-1 stock split described in Note K to the financial statements.

/s/ GRANT THORNTON LLP


Los Angeles, California
February 9, 1998